CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     DIVERSIFIED INVESTORS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         DOES HEREBY ACKNOWLEDGE AND CERTIFY:

     FIRST: That a meeting of the Board of Directors of DIVERSIFIED INVESTORS CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that this amendment be presented at a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by renumbering the existing Article "TENTH" to Article "TWELFTH" and inserting a new Article "TENTH" and "ELEVENTH" so that, as amended said Articles shall be and will read as follows:

     "TENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection
(b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     ELEVENTH: the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such heirs, executors, and administrators of such a person."

     TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     SECOND: That pursuant to this resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held on September 25, 1987, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said DIVERSIFIED INVESTORS CORPORATION, has caused its corporation seal to be hereunto affixed and this certificate to be signed by Howard Kesslin its President, and Jeffrey Simon, its Secretary, this 21st day of April, 1988.

                                                     /S/  HOWARD KESSLIN
                                                     /S/ JEFFREY SIMON